Exhibit 23.1


            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption Experts in the Registration Statement (Form S-8) and in the related Prospectus pertaining to the 1995 Mobil Incentive Compensation and Stock Ownership Plan for the registration of 10,000,000 shares of Common Stock of Mobil Corporation and to the incorporation by reference therein of our reports dated (a) February 24, 1995, with respect to the consolidated financial statements of Mobil Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, and (b) dated March 8, 1995, with respect to the financial statement schedule of Mobil Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, all filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Fairfax, Virginia
August 3, 1995